Exhibit 4.1

EXECUTION COPY

THIRD AMENDMENT dated as of August 4, 2004 (this “Amendment”), to the CREDIT AGREEMENT dated as of August 29, 2001, as heretofore amended by the Second Amendment dated as of July 8, 2003 and the Amendment and Waiver dated as of November 25, 2002 (the “Credit Agreement”), among AMERISOURCEBERGEN CORPORATION (the “Borrower”); the LENDERS from time to time party thereto, and JPMORGAN CHASE BANK, as Administrative Agent (in such capacity, the “Administrative Agent”), as an Issuing Bank and as Swingline Lender.

The Borrower has requested that the Credit Agreement be amended so as (a) to permit the Borrower to repurchase shares of its capital stock for aggregate consideration not to exceed $500,000,000 and, in connection therewith, to allow the Borrower to add back the aggregate amount of payments in respect of such repurchases when determining compliance with the Minimum Tangible Net Worth covenant, (b) to permit the Borrower to redeem certain convertible subordinated notes and (c) to increase the amount of Capital Expenditures permitted between October 1, 2004 and the Term Maturity Date. The undersigned Lenders are willing to amend the Credit Agreement as set forth herein. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendment of Credit Agreement. (a) Paragraph (a) of Section 6.08 of the Credit Agreement is hereby amended by deleting the word “and” from before “(iv)” in the first sentence thereof and inserting the following before the period at the end of that first sentence: “and (v) notwithstanding the limitation in subsection (iv) above, so long as no Default or Event of Default shall have occurred and be continuing at the time of a repurchase and no Default or Event of Default would occur as a result of making a repurchase, the Borrower may repurchase its capital stock to the extent that the aggregate amount of all such payments in respect of such repurchases shall not exceed $500,000,000, in addition to any repurchases allowed under subsection (iv) above.”

(b) Paragraph (b) of Section 6.08 of the Credit Agreement is hereby amended by deleting the word “and” at the end of subsection (iv), replacing the period at the end of subsection (v) with “; and” and inserting the following: “(vi) the conversion of 5% Convertible Subordinated Notes issued by Amerisource Health Corporation (now known as AmerisourceBergen Services Corporation) due December 1, 2007 to, or the exchange of such Notes for, common stock of the Borrower, or the redemption of such Notes for cash pursuant to a notice of redemption given at a time when no Default or Event of Default shall have occurred and be continuing (or would occur as a result of the redemption of all such Notes for cash) and under circumstances in which it would reasonably be expected that the holders of such Notes would elect to convert them to common stock of the Borrower prior to the redemption date.”

(c) Section 6.14 of the Credit Agreement is hereby amended by deleting the word “and” before “(ii)” and inserting the following before the period at the end of the first sentence thereof: “and (iii) to the extent that the Borrower repurchases its capital stock as permitted under Section 6.08(a)(v), the lesser of the aggregate amount of all payments in respect of such repurchases and $500,000,000.”

(d) Section 6.15 of the Credit Agreement is hereby amended by replacing the number “$150,000,000” each of the two times that it appears therein with the numbers “$275,000,000” and “$250,000,000”, respectively. As amended, the final two rows of the table in Section 6.15 shall read as follows:

October 1, 2004 through September 30, 2005	$275,000,000

October 1, 2005 through the Term Maturity Date.	$250,000,000

SECTION 2. Representations and Warranties. The Borrower represents and warrants to the Lenders as of the date hereof that:

(a) Before and after giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement are true and correct in all material respects with the same effect as if made on the Effective Date (as defined in Section 3), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date.

(b) At the time of and after giving effect to this Amendment, no Default has occurred and is continuing.

SECTION 3. Conditions to Effectiveness. This Amendment shall become effective as of the date first written above (the “Effective Date”) at such time as the following condition shall have been satisfied (or waived in accordance with Section 9.02 of the Credit Agreement): The Administrative Agent (or its counsel) shall have received from the Borrower, the Required Lenders and the Administrative Agent either (i) counterparts of this Amendment signed on behalf of such parties or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature pages of this Amendment) that such parties have signed counterparts of this Amendment.

The Administrative Agent shall notify the Borrower and the Lenders in writing of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute an amendment of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent or the Borrower under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or an amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. This Amendment shall constitute a “Loan Document” under the Credit Agreement.

SECTION 5. Expenses. The Borrower hereby agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 7. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date and year first above written.

AMERISOURCEBERGEN CORPORATION,

by

Name:
Title:

JPMORGAN CHASE BANK, individually, and as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender,

by

Name:
Title:

SIGNATURE PAGE to

THIRD AMENDMENT dated as of August 4, 2004, to the

AMERISOURCEBERGEN CORPORATION

CREDIT AGREEMENT

The undersigned institution hereby approves the Third Amendment to the Credit Agreement:

Name of Institution:

by
Name:
Title: